Prospectus Supplement #1	Filed pursuant to Rule 424(b)(3)
(to prospectus dated February 13, 2004)	Registration No. 333-108346

MAGMA DESIGN AUTOMATION, INC.

$150,000,000

Zero Coupon Convertible Subordinated Notes due May 15, 2008

and Shares of Common Stock issuable upon conversion of the Notes

This prospectus supplement relates to the resale by the holders of our Zero Coupon Convertible Subordinated Notes due May 15, 2008 and the shares of our common stock issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated February 13, 2004, which is to be delivered with this prospectus supplement.

The information in the table appearing under the heading “Selling Securityholders” in the prospectus is amended by the addition of the information appearing in the table below:

Name of Beneficial Owner	Principal amount of notes beneficially owned that may be sold	Percentage of notes outstanding	Shares of common stock that may be sold (1)	Percentage of common stock outstanding
Arkansas Teachers Retirement (2)	3,895,000	2.6%	170,384	*

* Less than 1%

(1)	The number in this column includes the notes held by the beneficial owner, as converted to shares of our common stock at the current conversion rate of $43.7445 shares of common stock per $1,000 principal amount of notes. This conversion price is subject to adjustment as described in the prospectus under “Description of the Notes – Conversion of Notes.”
(2)	Includes 3,645,000 principal amount previously included in the prospectus with respect to this selling securityholder. This selling securityholder has delegated full authority to Nicholas-Applegate Capital Management as investment advisor over these securities, including full voting and dispositive power. The chief investment officer of Nicholas-Applegate is Horacio Valeiras who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate. Nicholas-Applegate’s proxy committee sets policies on the voting of all of Nicholas-Applegate clients’ securities to be voted by Nicholas-Applegate for clients. These policies are available to clients of Nicholas-Applegate upon request.

Investing in the notes or our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 5 of the prospectus, as well as the “Risk Factors” section included in our recent reports filed with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is March 26, 2004.